Fund name: Putnam Health Sciences Trust

Period end: 08/31/07

Annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended August 31, 2007 Putnam Management has
assumed $1,317 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 6).


72DD1 	Class A  6,366


72DD2	Class R    2
     	Class Y  147

73A1    Class A  0.235


73A2    Class R  0.155
     	Class Y  0.397

74U1    Class A  27,175
	Class B   5,412
	Class C     577

74U2	Class M  392
	Class R   17
     	Class Y  316

74V1	Class A  58.65
	Class B  51.80
	Class C  55.15

74V2	Class M  55.08
        Class R  57.87
     	Class Y  59.63

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.